Exhibit (d)(8)
NON-QUALIFIED STOCK OPTION AGREEMENT
OF
DEX MEDIA, INC.
     THIS AGREEMENT (the “Agreement”) is entered into as of                      ___, 200___(the “Grant Date”) by and between Dex Media, Inc., a Delaware corporation (the “Company”) and                     , an employee of the Company (or one of its Subsidiaries), hereinafter referred to as the “Optionee.”
     WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”); and
     WHEREAS, the Company wishes to carry out the Dex Media, Inc. 2004 Incentive Award Plan (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Committee appointed to administer the Plan pursuant to Section 12.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.
     Section 1.1 “Board” shall mean the Board of Directors of the Company.
     Section 1.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Section 1.3 “Committee” shall have the meaning set forth in the Recitals hereto.
     Section 1.4 “Common Stock” shall have the meaning set forth in the Recitals hereto.
     Section 1.5 “Company” shall have the meaning set forth in the Recitals hereto.
     Section 1.6 “Grant Date” shall have the meaning set forth in the Recitals hereto.

     Section 1.7 “Option” shall mean the Non-Qualified Stock Option to purchase Common Stock granted under this Agreement.
     Section 1.8 “Plan” shall have the meaning set forth in the Recitals hereto.
ARTICLE II.
GRANT OF OPTION
     Section 2.1 Grant of Option. In consideration of the Optionee’s agreement to enter into or remain in the employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of ___shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement. The Option is a non-qualified stock option which is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.
     Section 2.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article 11 thereof.
     Section 2.3 Option Price. The purchase price of the shares of Common Stock covered by the Option shall be $  per share (without commission or other charge).
ARTICLE III.
EXERCISABILITY
     Section 3.1 Commencement of Exercisability
          (a) Subject to subsection (b) and Section 3.3, the Option shall become exercisable in four equal and cumulative installments provided that the Optionee remains continuously employed in active service by the Company (or one of its Subsidiaries) from the Grant Date through such date as follows:
               (i) The first installment shall consist of 25% of the shares covered by the Option and shall become exercisable on December 31, 200___;
               (ii) The second installment shall consist of 25% of the shares covered by the Option and shall become exercisable on December 31, 200___;
               (iii) The third installment shall consist of 25% of the shares covered by the Option and shall become exercisable on December 31, 200___; and
               (iv) The fourth installment shall consist of 25% of the shares covered by the Option and shall become exercisable on December 31, 200___.
          (b) No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

     Section 3.2 Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.
     Section 3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
          (a) The tenth anniversary of the Grant Date; or
          (b) Except as the Committee may otherwise approve, the ninetieth (90th) day following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for good cause (as described in Section 3.3(c)); or (ii) the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code); or
          (c) Except as the Committee may otherwise approve, the date of the Optionee’s Termination of Employment by reason of termination by the Company for good cause (as determined by the Committee in its sole discretion); or
          (d) In the case of an Optionee whose Termination of Employment is by reason of the Optionee’s death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of twelve (12) months from the date of the Optionee’s Termination of Employment; or
          (e) The occurrence of a Change in Control, provided that any portion of the Option which is exercisable as of the occurrence of the Change in Control may be exercised concurrently therewith.
     Section 3.4 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than 100 shares and shall be for whole shares only.
     Section 3.5 Exercise of Option
          (a) Except as otherwise provided in Section 4.6: (i) during the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof, and (ii) after the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Optionee’s personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.
          (b) Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than 100 shares (or the minimum installment set forth in each of Sections 3.1(a)(i)-(iv), if a smaller number of shares) and shall be for whole shares only.
          (c) The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company’s corporate secretary of all of the following prior to the time when such Option or such portion becomes unexercisable pursuant to Section 3.3:

               (i) Notice in writing signed by the Optionee, specifically stating the number of shares with respect to which the Option is being exercised;
               (ii) Full payment for the shares with respect to which such Option or portion thereof is exercised. Such payment shall be made in form of: (A) cash or by personal, certified, or bank cashiers check; (B) shares of Common Stock which have been owned by the Optionee for more than six months duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (C) unless otherwise provided by the Committee, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (D) any combination of the consideration listed in this Section 3.5(c)(ii);
               (iii) The payment to the Company (in cash or by personal, certified or bank cashier or by any other means of payment approved by the Committee) of all amounts necessary to satisfy any and all federal, state and local tax withholding requirements arising in connection with the exercise of the Option;
               (iv) Such other documents as the Company may deem necessary or advisable to effect compliance with any applicable law, rule or regulation;
               (v) In the event that the Option or portion thereof shall be exercised pursuant to Section 4.6 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.
ARTICLE IV.
OTHER PROVISIONS
     Section 4.1 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.
     Section 4.2 Construction; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware. In the event any portion of the Agreement or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.
     Section 4.3 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     Section 4.4 Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as provided by Section 11.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, alter or impair any rights or obligations under the Option.
     Section 4.5 No Rights as Stockholder. The Optionee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to the Optionee (or, in the event the Company uses book entry procedures, such shares are recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator)).
     Section 4.6 Transferability. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or the Optionee’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 4.6 shall prevent transfers by will or by the applicable laws of descent and distribution.
     Section 4.7 Notices. Notices required or permitted under the Plan or this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Optionee at the Optionee’s address as shown in the Company records, and to the Company at the Company’s principal executive office.
[signature page follows]

     The Optionee represents that the Optionee has read this Agreement and the Plan and is familiar with the terms and provisions of each (including without limitation the definition of “Change in Control” contained in the Plan and other definitions contained in the Plan that are incorporated by reference in this Agreement). The Optionee acknowledges that the Option is issued pursuant to, and is subject to the terms and conditions of, the Plan, and that the Optionee will be bound by the terms of the Plan as if it were set forth verbatim in this Agreement. The Optionee agrees to comply with all rules the Company may establish with respect to the Plan. The Optionee further acknowledges and agrees that this Agreement (and the Plan) constitutes the entire agreement between the parties with respect to the Option and that this Agreement (and the Plan) supersedes any and all prior agreements, whether written or oral, between the parties with respect to the Option.
     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DEX MEDIA, INC.

By:

Its:

OPTIONEE

[Name of Optionee]